EXHIBIT 99.10
                       CONSULTING AND SCIENTIFIC AGREEMENT

         AGREEMENT made this 5 day of January, 1999, by and between STEWART KAISER, having an address at 290 Green Road, Sparta, New Jersey 07871 hereinafter referred to as the "Consultant", and R-TEC TECHNOLOGIES, INC., whose principal place of business is located at 61 Mallard Drive, Allamuchy, New Jersey 07820, hereinafter referred to as "Company".

         WHEREAS, the Company desires to engage the services of the Consultant to perform for the Company consulting services regarding scientific experiments and research on reactive paints as an independent contractor and not as an employee; and

         WHEREAS, Consultant desires to consult with the Board of Directors, the officers of the Company, and the administrative staff, and to undertake for the Company consultation as to the direction of certain functions in said development of reactive paints.

         NOW, THEREFORE, it is agreed as follows:

1. Term. The respective duties and obligations of the contracting parties shall be for a period of twelve (12) months commending on January 1, 1999, and may be terminated by either party giving thirty (30) days' written notice to the other party at the addresses stated above or at an address chosen subsequent to the execution of this agreement and duly communicated to the party giving notice.

2. Consultations. Consultant shall be available to consult with the Board of Directors, the officers of the Company, and the heads of the administrative staff, at reasonable times, concerning matters pertaining to the organization of the scientific staff, the fiscal policies of the Company, the relationship of the Company with its employees or with any organization representing its employees, and, in general, the important problems of concern in the business affairs of the Company. Consultant shall not represent the Company, its Board of Directors, its officers or any other members of the Company in any transactions or communications nor shall Consultant make claim to do so.

3. Liability. With regard to the services to be performed by the Consultant pursuant to the terms of this agreement, the Consultant shall not be liable to the Company, or to anyone who may claim any right due to any relationship with the Corporation, for any acts or omissions in the performance of services on the part of the Consultant or on the part of the agents or employees of the Consultant, except when said acts or omissions of the Consultant are due to willful misconduct or gross negligence. The Company shall hold the Consultant free and harmless from any obligations, costs, claims, judgments, attorneys' fees, and attachments arising from or growing out of the services rendered to the Company pursuant to the terms of this agreement or in any way connected with the rendering of services, except when the same shall arise due to the willful misconduct or gross negligence of the Consultant and the Consultant is adjudged to be guilty or willful misconduct or gross negligence by a court of competent jurisdiction.

                 CONSULTING AND SCIENTIFIC AGREEMENT - PAGE TWO


4. Compensation. The Consultant shall receive at least monthly from the Company for the performance of the services to rendered to the Company pursuant to the terms of the agreement $1,000.00 per month for work performed by the Consultant; however; in no event shall the compensation paid to the Consultant by the Company be less than $1,000.00. In addition, the Company shall reimburse the Consultant per diem for any reasonable out of pocket expenses incurred by the Consultant pursuant to the terms of this agreement. The Consultant shall submit itemized statements of hours of services performed and expenses incurred during any particular month by the fifth (5th) day of the next succeeding month. The amount shall be paid to the Consultant by the fifteenth (15th) day of the latter month.

5. The Laws of the State of New Jersey shall apply to this Agreement.

6. All data, findings, research, patents, trademarks, experiments or ideas obtained while working on any of the company's projects are the sole property of the company and considered trade secrets.

7. The undersigned consultant agrees not to discuss, reveal or disclose any information on present projects, future projects or past projects with anyone other than the designated corporate officers. The undersigned consultant agrees not to disclose or reveal any findings, research or experiments with any person outside the project and not designated by the company.

8. The undersigned consultant agrees to never reveal or disclose any of the above information, findings, research or experiments to anyone not designated by the company after termination or expiration of this agreement.

9. The undersigned consultant understands that any disclosure of the company's trade secrets, research, experiments, future projects and ideas could cause the company to suffer a financial loss.

                CONSULTING AND SCIENTIFIC AGREEMENT - PAGE THREE




         I  have  read  the  above   agreement  and  understand  its  terms  and
conditions.


         IN WITNESS WHEREOF, the parties have hereunto executed this Agreement on the 5 day of January, 1999.



WITNESS:                                    "R-TEC TECHNOLOGIES, INC."


By:       /s/                                              By:/s/MARC M. SCOLA
   -----------------                                          -----------------
                                                              MARC M. SCOLA,
                                                              Vice President and
                                                              General Counsel

WITNESS:


By:       /s/                                              By:/s/STEWART KAISER
   -----------------                                          -----------------
                                                              STEWART KAISER,
                                                              CONSULTANT